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THIRD AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Third Amendment") is entered into and effective as of November 21, 2002 by and among, on the one hand, FAO, Inc., FAO Schwarz, Inc. and ZB Company, Inc., each a Delaware corporation (collectively, "Borrowers"), and, on the other hand, the financial institutions from time to time party to the Loan Agreement referred to below (collectively, the "Lenders" and each individually, a "Lender") and Wells Fargo Retail Finance, LLC, as agent for the Lenders (in such capacity, "Agent").

RECITALS

        Borrowers, Agent and Lenders have entered into the Amended and Restated Loan and Security Agreement dated as of April 30, 2002, as amended by the First Amendment to Amended and Restated Loan and Security Agreement dated as of May 31, 2002 and the Second Amendment to Amended and Restated Loan and Security Agreement dated as of August 15, 2002 (as so amended, as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders and Agent have agreed to make certain revolving credit advances and provide other financial accommodations to Borrowers. Borrowers have requested certain amendments to the Loan Agreement. Agent and Lenders are willing to amend the Loan Agreement on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement.

        2.    Amendments to the Loan Agreement.

    (a)
    Section 1.1 of the Loan Agreement is hereby amended as follows:

            (i) The following new defined terms are hereby inserted in the proper alphabetical order:

              "Additional Investment" means an investment in any Borrower made by a Person other than another Borrower or Subsidiary thereof after December 31, 2002 in consideration of (a) the sale of Stock of Parent or (b) the issuance of Indebtedness by Parent that (i) has a stated maturity equal to or longer than the Kayne Credit Support Indebtedness, (ii) has default provisions no less favorable to the Lender Group than those of the Kayne Credit Support Indebtedness and (iii) is subordinated in right of payment and priority of payment to all Obligations on terms at least as favorable to the Lender Group as the terms of the Kayne Intercreditor Agreement.

              "Additional Investment Proceeds" means the net cash proceeds received by a Borrower as a result of one or more Additional Investments.

              "Liquidity Reserve" means a $10,000,000 Reserve established by Agent in Agent's Discretion and instituted by Agent in $2,500,000 increments on each of November 8, November 15, November 22 and November 29, 2002.

              "Third Amendment" means the Third Amendment to Amended and Restated Loan and Security Agreement dated as of November 21, 2002 by and among Borrowers, Agent and Lenders.

            (ii) The definition of the term "Equipment Financing Indebtedness" is hereby amended by inserting the words ", including the Kayne Credit Support Indebtedness," after the words "means Indebtedness".

            (iii) The definition of the term "Kayne Credit Support Indebtedness" is hereby amended by deleting such definition in its entirety and inserting in lieu thereof the following new definition:

              "Kayne Credit Support Indebtedness" means Indebtedness owing by Borrowers to Kayne Anderson Capital Advisors, L.P., as agent, and Fortune Twenty-Fifth, Inc. under the Amended and Restated Equipment Notes dated as of November 21, 2002 issued by Borrowers to Kayne Anderson Capital Advisors, L.P., as agent, and Fortune Twenty-Fifth, Inc. in the aggregate principal amount of $13,000,000 and/ or any extension, renewal, replacement, substitution or refinancing thereof.

            (iv) The definition of the term "Kayne Intercreditor Agreement" is hereby amended by deleting such definition in its entirety and inserting in lieu thereof the following new definition:

              "Kayne Intercreditor Agreement" means an Intercreditor Agreement in form and substance reasonably satisfactory to Agent duly executed and delivered by Kayne Anderson Capital Advisors, L.P. ("KACA"), Fortune Twenty-Fifth, Inc., and each Borrower, together with copies of the promissory notes evidencing the Kayne Credit Support Indebtedness executed and delivered by Borrowers to each of KACA and Fortune Twenty-Fifth, Inc.

            (v) The definition of the term "Loan Documents" is hereby amended by inserting the words "the Third Amendment," after the words "the Second Amendment,".

            (vi) The definition of the term "Restricted Junior Payment" is hereby amended by deleting the words "any subordinated indebtedness" in clause (iv) of such definition and inserting in lieu thereof the words "Kayne Credit Support Indebtedness and any other subordinated indebtedness".

            (b) Section 2.1 of the Loan Agreement is hereby amended by deleting subsections (a)(x)(i), (a)(x)(ii) and (a)(x)(iii) of such Section 2.1 in their entireties and inserting in lieu thereof the following new subsections (a)(x)(i) and (a)(x)(ii):

      "(i)
      an amount equal to the sum of (A) (I) during the calendar months of May through August 2002, 87.5% of the Net Retail Liquidation Value and (II) at all other times, 85% of the Net Retail Liquidation Value plus (B) the lesser of (I) 75% of Eligible Credit Card Accounts or (II) $7,500,000, less the amount of the Dilution Reserve plus (C) 85% of the Net Liquidation Percentage times the undrawn amount of undrawn Inventory Letters of Credit outstanding less than 90 days; or

      (ii)
      an amount equal to the sum of (A) (I) during the period commencing on December 16 of any calendar year and ending on September 30 of the following calendar year, 67.5% of the Cost value of Eligible Inventory, (II) during the calendar month of October of any calendar year, 72%, of the Cost value of Eligible Inventory, (III) during the calendar month of November of any calendar year, 78% of the Cost value of Eligible Inventory, and (IV) during the period commencing on December 1 of any calendar year and ending on December 15 of such year, 75% of the Cost value of Eligible Inventory plus (B) the lesser of (I) 75% of Eligible Credit Card Accounts or (II) $7,500,000, less the amount of the Dilution Reserve plus (C) 85% of the Net Liquidation Percentage times the undrawn amount of undrawn Inventory Letters of Credit outstanding less than 90 days;"

            (c) Section 7.11 of the Loan Agreement is hereby amended and restated in its entirety as follows:

              "7.11. Restricted Payments and Distributions.

              (a) Except as set forth in the Business Plan and subject to Sections 7.8(c) and 7.11 (b), make any Restricted Junior Payment other than a payment with respect to the Vendex Indebtedness or the Athanor Note; provided, that after December 31, 2003, Borrowers may make payments of principal and/ or interest in respect of the Kayne Credit Support Indebtedness so long as no Default or Event of Default has occurred and is continuing or to the extent the making of such a payment would not cause a Default or Event of Default; provided further, that at any time after November 22, 2002, Borrowers' may pay up to an aggregate of $5,000,000 in respect of the Kayne Credit Support Indebtedness to the holders thereof so long as at the time of any such payment (i) the entire Liquidity Reserve has been instituted (whether as scheduled herein or earlier upon Borrowers' written request to Agent), (ii) the then applicable minimum Availability covenant level provided for in Item A of Schedule 7.21(a) is $7,500,000, and (iii) no Default of Event of Default has occurred and is continuing or would be caused by the making of such a payment; and provided further, that Borrowers may make prepayments of principal and accrued interest in respect of the Kayne Credit Support Indebtedness in an amount equal to Additional Investment Proceeds received by Parent so long as no Default or Event of Default has occurred and is continuing or to the extent the making of such a payment would not cause a Default or Event of Default.

              (b) Make any payment of principal and/ or interest in respect of the Vendex Indebtedness if any Default or Event of Default has occurred or is continuing or would be caused by such payment."

            (d) The Loan Agreement is hereby amended by deleting Schedules E-1, P-1, R-1, T-1,5.7, 5.8, 5.10, 5.11, 5.13, 5.16, 5.17, 5.18, 6.11, 7.1, 7.3 and 7.4 in their entireties and inserting in lieu thereof the Schedules E-1, P-1, R-1, T-1,5.7, 5.8, 5.10, 5.11, 5.13, 5.16, 5.17, 5.18, 6.11, 7.1, 7.3 and 7.4 attached hereto.

            (e) Schedule 7.21(a) of the Loan Agreement is hereby amended by adding the following sentence to the end of Item A of such Schedule 7.21(a):

        "Borrowers may elect upon giving written notice to Agent to have the $7,500,000 minimum Availability level apply to Borrowers for purposes of this covenant prior to November 30, 2002."

            (f) Schedule 7.21(a) of the Loan Agreement is hereby amended by adding the following new Item C to such Schedule 7.21(a):

      "C.
      Maximum Effective Advance Rate.    At all times during each of the periods set forth below, the Effective Advance Rate shall not exceed the percentage set forth below for such period. Commencing December 27, 2002, the Effective Advance Rate shall not exceed 35% until such time as new maximum Effective Advance Rate levels are established based on the new Business Plan, if such new Business Plan is accepted by the Lenders and Agent in accordance with the terms hereof. For purposes of this Schedule 7.21(a), "Effective Advance Rate" means, at any date of determination, the result, expressed as a percentage, of: (i) the sum of the outstanding balance of the Loan Account plus all outstanding stand-by Letters of Credit in an aggregate amount in excess of $1,000,000 and all Inventory Letters of Credit divided by (ii) the Cost value of Eligible Inventory.

Period:	Maximum Effective Advance Rate:
December 3—December 9, 2002:	70%
December 10—December 16, 2002:	62%
December 17—December 23, 2002:	57%
December 24—December 26, 2002:	45% "

        3.    Conditions Precedent to Third Amendment.    The satisfaction of each of the following, unless waived or deferred by Agent in its sole discretion or, in the case of subsection (b) below, by the Required Lenders or all of the Lenders, as applicable, shall constitute conditions precedent to the effectiveness of this Third Amendment and each and every provision hereof:

        (a) The representations and warranties in this Third Amendment, the Loan Agreement as amended by this Third Amendment, and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

        (b) No Event of Default shall have occurred and be continuing on the date hereof nor shall result from the consummation of the transactions contemplated herein;

        (c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower or Agent;

        (d) Agent shall have received an Amendment and Ratification of the Kayne Intercreditor Agreement;

        (e) Agent shall have received a Third Amendment fee of $50,000 from Borrowers (to be shared pro rata with the Lenders signatory hereto); and

        (f) Agent shall have received payment in full of its out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in connection with the Loan Agreement and this Third Amendment.

        4.    Representations and Warranties.    Each Borrower hereby represents and warrants to Agent that (a) the execution, delivery, and performance of this Third Amendment and of the Loan Agreement are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) this Third Amendment and the Loan Agreement constitute such Borrower's legal, valid, and binding obligation, enforceable against such Borrower in accordance with its terms, and (c) this Third Amendment has been duly executed and delivered by such Borrower.

        5.    Choice of Law.    The validity of this Third Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

        6.    Counterparts; Telefacsimile Execution.    This Third Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by telefacsimile shall be as effective as delivery of a manually executed counterpart of this Third

Amendment. Any party delivering an executed counterpart of this Third Amendment by telefacsimile also shall deliver a manually executed counterpart of this Third Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Third Amendment.

        7.    Effect on Loan Agreement.    The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this Third Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Agent under the Loan Agreement, as in effect prior to the date hereof.

        8.    Further Assurances.    Each Borrower shall execute and deliver all agreements, documents, and instruments, in form and substance satisfactory to Agent, and take all actions as Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by Agent and to fully consummate the transactions contemplated under this Third Amendment and the Loan Agreement, as amended by this Third Amendment.

        9.    Miscellaneous.

        (a) Upon and after the effectiveness of this Third Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

        (b) The Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent and Lenders.

        (c) For purposes of determining whether Borrowers may make the payment of $5,000,000 in respect of the Kayne Credit Support Indebtedness contemplated by the first proviso of Section 7.11 of the Loan Agreement as amended hereby, Borrowers' projected failure to comply with Section 7.20 of the Loan Agreement on the last day of December 2002 shall not be deemed a Default under the Loan Agreement prior to the last day of December 2002.

        IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Loan and Security Agreement to be executed as of the date first above written.

ZB COMPANY, INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
FAO, INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
FAO SCHWARZ, INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
LENDERS:
WELLS FARGO RETAIL FINANCE, LLC, as Agent and a Lender
By:	/s/ PATRICK J. NORTON Patrick J. Norton, Vice President
LASALLE BUSINESS CREDIT, INC.
By:	/s/ WILLIAM STAPEL William Stapel, First Vice President
ORIX FINANCIAL SERVICES, INC.
By:	/s/ DEEDRA DARBY-JONES Deedra Darby-Jones, Vice President

SCHEDULE 7.1

Indebtedness

1.
Trade obligations and accruals in the ordinary course of business.

2.
Unsecured indebtedness.

3.
Indebtedness arising under agreements providing for indemnification, adjustment of purchase price or similar obligations, or obligations to perform bids, trade contracts, leases, statutory obligations or surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business.

SCHEDULE 7.3

Permitted Transactions

        The transactions set forth below are "Permitted Transactions". The Administrative Borrower shall provide Agent with at least fifteen days prior written notice of each such Permitted Transaction and shall provide Agent and its counsel copies of all the documentation related to such Permitted Transaction, such documentation to be in form and substance reasonably satisfactory to Agent. Before consummating any Permitted Transaction, Borrowers shall deliver to Agent all documents requested by Agent to perfect and continue perfected Agent's Liens on the Collateral. If any Borrower creates a Subsidiary, such Borrower shall pledge the capital stock of such Subsidiary to Agent and such Subsidiary shall become a Borrower hereunder.

        1.    Parent may create and merge into a wholly-owned Delaware subsidiary to be named FAO, Inc. (the "Successor Parent").

        2.    The Successor Parent may create a wholly-owned Delaware subsidiary to be named The Right Start, Inc. ("TRS"). The Successor Parent may sell, assign or otherwise convey the assets related to The Right Start brand business to TRS upon TRS's becoming a Borrower hereunder.

        3.    The winding up of Targoff-RS, LLC after its assets have been transferred to Borrowers or Borrowers' directly or indirectly wholly-owned Subsidiary.

        4.    Creation of a Subsidiary that holds all of the group's internet assets.

        5.    Creation of a Subsidiary that provides executive employee services to the group.

        6.    Transfers of assets among Borrowers and their directly or indirectly wholly-owned Subsidiaries to facilitate any Permitted Transaction, any transaction that is approved as part of the Business Plan and any immaterial transfer.

        7.    Issuance of the Kayne Credit Support Indebtedness and repayment of $5 million in aggregate principal amount thereof together with interest thereon to the extent otherwise permitted pursuant to Section 7.11.

SCHEDULE 7.4

Disposal of Assets

1.
The Phillipsburg, New Jersey warehouse.

2.
Any sale that is permitted as part of a Sale and Leaseback for which a Lien is permitted under the definition of Permitted Liens.

3.
Disposal of Equipment and Fixtures that are obsolete, worn out or damaged or Inventory that is not current.

4.
Transfers of assets among Borrowers or to a Subsidiary that is wholly-owned directly or indirectly by Parent (provided Agent knows and receives such filings as it reasonably deems necessary to protect its security interests in the Collateral).

5.
A sale of assets producing less than 1% of the annual revenue of the Borrowers on a consolidated basis.

6.
Disposals of cash to make purchases in the ordinary course of business

7.
Short-term leases of Inventory not exceeding a retail value of $100,000 in the aggregate upon the deposit of a credit card against the full retail value if such Inventory is not returned in pristine saleable condition.

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THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
RECITALS
SCHEDULE 7.1 Indebtedness
SCHEDULE 7.3 Permitted Transactions
SCHEDULE 7.4 Disposal of Assets